UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549

                              FORM 12B - 25

                       NOTIFICATION OF LATE FILING

                              (CHECK ONE):

 [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR

     For Period Ended: DECEMBER 31, 1995
     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR
     For the Transition Period Ended:  __________________________
______________________________________________________________________________
Read the attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
______________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________________
PART I -- REGISTRANT INFORMATION

THERMAL EXPLORATION COMPANY
______________________________________________________________________________
Full Name of Registrant


______________________________________________________________________________
Former Name if Applicable

11525 Caroline Lane
______________________________________________________________________________
Address of Principal Executive Office (STREET AND NUMBER)

Nevada City, CA  95959
______________________________________________________________________________
City, State and Zip Code

______________________________________________________________________________
PART II -- RULES 12B - 25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [paragraph 23, 047], the following should be completed. (Check box if appropriate.)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  (c)  The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.
______________________________________________________________________________
PART III -- NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attached Extra Sheets if Needed).

     The Registrant's President has be out of the country and additional time is necessary to prepare the Registrant's financial statements and disclosure.
______________________________________________________________________________
PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

  DANIEL B. ENG                 916         442-0400
(Name)                   (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                    [X] Yes               [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    [ ] Yes               [X] No
     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                THERMAL EXPLORATION COMPANY
                              (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  FEBRUARY 15, 1996      By: F. DALE CORMAN
                                 F. Dale Corman, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

______________________________________________________________________________
                                ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).

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